UNITED STATES

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EVERCORE INC.

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Dear NAME,

We hope that you are safe and well. We realize it is peak proxy season and you are busy, so let me get straight to the point: we are seeking your voting support for the three items in our 2021 proxy statement (a copy of which is included): electing our directors, supporting our “Say on Pay” (SOP) proposal and ratifying our auditors.

Last year our SOP proposal received 93.7% shareholder support at our annual meeting, and our executive compensation program has not changed materially since then, but let me summarize a few highlights from our proxy statement:

•

In 2020, we achieved record Net Revenues of approximately $2.33 billion on an Adjusted basis and $2.26 billion on a GAAP basis, an increase of approximately 14% and 13%, respectively, from our 2019 results (a reconciliation of Adjusted to GAAP results is available in our proxy statement). In addition, we continued to deliver strong EPS and Net Income for our shareholders.

•	Our five year TSR of 129% demonstrates long-term positive growth in our share price.

•

Our NEOs demonstrated strong leadership in a pandemic-dominated environment where nearly all employees worked remotely for most of 2020. Our results demonstrated the success of past strategic and growth initiatives to invest in broadening and diversifying our capabilities, as we were effectively able to serve clients in dynamic and volatile market environments.

•

Our collaborative culture was evidenced by our appointment of Ralph Schlosstein and John Weinberg as Co-Chairmen of the Board and Co-CEOs, reflecting a collaborative operating style that has existed for over four years.

These financial and operational achievements, among other factors, drove the decision to increase NEO compensation from 2019. In 2020, while we increased our Co-CEO’s compensation by $3.5 million from 2019, their pay was flat relative to 2018, our previous record year (which we outperformed in 2020 on an Adjusted basis). Taken together, these decisions demonstrate our commitment to payment for performance and balancing results for our shareholders with employee compensation.

Finally, this year we continued to build for the future, publishing our inaugural Sustainability Report, advancing our DE&I initiatives, and enabling our own and our clients’ ESG-focused investments and actions. Attached please find our Sustainability Report for your reference, which you can also find on our website.

Please let us know if a call would be helpful and we welcome any additional feedback that you may have.